Exhibit 99.1

BB&T

BB&T Corporation

Corporate Communications
200 W. Second St.
Winston-Salem, N.C. 27101

Sept. 1, 2009

FOR IMMEDIATE RELEASE

Contacts:
Daryl Bible	Cynthia Williams
Senior Executive Vice President	Senior Vice President
Financial Management	Corporate Communications
(336) 733-3031	(336) 733-1478

BB&T names new corporate controller

     WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) today announced that Cindy Powell has been named corporate controller.

     Powell will lead BB&T’s accounting and financial reporting functions and will report to the chief financial officer.

     “Cindy is a seasoned and experienced professional who will do a great job as our controller,” said Chief Financial Officer Daryl Bible.

     A Winston-Salem native, Powell joined BB&T in 2002 after holding positions of increasing responsibility at Ernst & Young and Wachovia. She is a graduate of Converse College in Spartanburg, S.C., and earned her Certified Public Accountant accreditation in 1994.

     Powell will succeed Ed Vest, who joined Southern National in 1993 and has served as corporate controller since August 2003. Vest is stepping down for health reasons, but will continue working in his new role as senior financial executive for financial reporting and analysis, systems and controls.

     “Ed has done a tremendous job,” Bible said. “He has made significant contributions to BB&T during unprecedented economic times, which have brought many regulatory and accounting changes. He will continue to be an integral part of accounting at BB&T.”

     At June 30, BB&T Corporation had $152.4 billion in assets and was the nation’s 10th largest financial holding company. Founded in 1872, it operates more than 1,850 financial centers in 13 states and Washington, D.C. More information about the company is available at BBT.com.

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